EXHIBIT 5.1

Frederick T. Muto (858) 550-6010 mutoft@cooley.com	VIA EDGAR
May 27, 2008
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 708,333 shares of the Company’s Common Stock, $0.001 par value (the “Shares"), including (i) 500,000 shares (the “2005 EIP Shares") reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 EIP”), (ii) 150,000 shares (the “2005 ESPP Shares") reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”), and (iii) 62,500 shares (the “2005 Director’s Plan Shares") reserved for issuance pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors’ Plan", and collectively with the 2005 EIP and the 2005 ESPP, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2005 EIP Shares when sold and issued in accordance with the 2005 EIP, the 2005 ESPP Shares, when sold and issued in accordance with the 2005 ESPP, and the 2005 Directors’ Plan Shares, when sold and issued in accordance with the 2005 Directors’ Plan, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Frederick T. Muto Frederick T. Muto
FTM:drb
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